Exhibit 10.1

ASSIGNMENT AGREEMENT FOR EXPLORATION BLOCKS
 IN ARAB REPUBLIC OF EGYPT

THIS ASSIGNMENT AGREEMENT FOR EXPLORATION BLOCKS IN ARAB REPUBLIC OF EGYPT (hereinafter referred to as this “AssignmentAgreement”) made this 8th day of January, 2008 with an effective date of December 31, 2007 (the “Effective Date”).

BETWEEN:

Gujarat State Petroleum Corporation Limited, a company organized and existing under the laws of India having its registered office at GSPC Bhavan, behind Udyog Bhavan, Sector-11, Gandhinagar, Gujarat 382011, India (hereinafter referred to as “GSPC”)

OF THE FIRST PART;

AND

GeoGlobal Resources (Barbados) Inc., a company whose registered office is at Chamberlain Place, Broad Street, Bridgetown, Barbados, West Indies with its corporate head office at 310, 605 – 1st Street SW, Calgary, Alberta, T2P 3S9, Canada, (hereinafter referred to as “GGRB”)

OF THE SECOND PART

(GSPC and GGRB shall hereinafter collectively be referred to as “Parties” and individually as a “Party”)

WHEREAS:

(a)
The Parties and Alkor Petroo Limited (“Alkor”) entered into a Joint Study & Bid Agreement dated July 13, 2006 (hereinafter referred to as “JSBA”) for participation in blocks offered under bid round by Arab Republic of Egypt.

(b)
The consortium comprising of GSPC, GGRB and Alkor was successful in their bids for two exploration blocks namely the E-GAS Block 6 offshore (also referred to as “N. Hap’y”) and the GANOPE Block 8 onshore (also referred to as “South Diyur”) (N. Hap’y and South Diyur are hereinafter collectively referred to as the “Exploration Blocks”).

(c)
GGRB irrevocably agrees to assign its 30% (thirty percent) participating interest in the Exploration Blocks (“GGRB Participating Interest”) in favour of GSPC, subject to the terms and conditions set out herein.

NOW THEREFORE THIS ASSIGNMENT AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, GSPC and GGRB hereto agree as follows:

1.	Terms and Conditions of Assignment:

(a)	GGRB hereby assigns all of the GGRB Participating Interest in the Exploration Blocks to GSPC effective as of the Effective Date.

(b)
GGRB hereby waives any right to claim any amounts paid by it and/or any other benefits whatsoever in respect of any work done and/or expenditure incurred for the Exploration Blocks prior to the Effective Date of this Assignment Agreement.  For greater clarity those amounts are:

(i) the amount of the retainer fees paid to Alkor for the account of Seaharvest FZ Environmental & Oil Services, Egypt (“Seaharvest”) being US$45,000 (United States dollars forty-five thousand) representing 30% (thirty percent) of the retainer fee of US$150,000 (United States dollars one hundred and fifty thousand) to Seaharvest, for the support of the ongoing bids in the Exploration Blocks and to cover all of its costs during the tender evaluation and awarding process; and

(ii)
the amount of the success fees paid to Alkor for the account of Seaharvest being US$375,000 (United States dollars three hundred and seventy-five thousand) which represents 30% (thirty percent) of the success fee of US$1,000,000 (United States dollars one million) for the contract in E-GAS Block 6 and 30% (thirty percent) of the success fee of US$250,000 (United States dollars two hundred and fifty thousand) for the contract in GANOPE Block 8; and

(iii)
the amount of the administrative fees and signature bonus paid to GSPC for the account of E-GAS Block 6 being US$1,518,000 (United States dollars one million five hundred and eighteen thousand) which represents 30% (thirty percent) of the administrative fee of US$60,000 (United States dollars sixty thousand) and 30% (thirty percent) of the signature bonus of US$5,000,000 (United States dollars five million) for the contract in E-GAS Block 6; and

(iv)
the amount of the administrative fees and signature bonus paid to GSPC for the account of GANOPE Block 8 being US$468,000 (United States dollars four hundred and sixty-eight thousand) which represents 30% (thirty percent) of the administrative fee of US$60,000 (United States dollars sixty thousand) and 30% (thirty percent) of the signature bonus of US$1,500,000 (United States dollars one million five hundred thousand) for the contract in GANOPE Block 8; and

(v)
GGRB invoice dated August 1, 2006 in the amount of US$304,628.45 (United States dollars three hundred and four thousand six hundred and twenty-eight and forty-five cents) for costs and services provided by GGRB in connection with the study prepared for the joint bid.

(c)
GSPC will release and direct that the funds it obtained by calling on GGRB’s bank guarantees dated July, 26, 2007 in the amount of US$ 270,000 and US$ 900,000 be applied to new bank guarantees in the same amounts to be provided by GGRB in favour of GSPC. GGRB will give similar direction to the Bank. These new bank guarantees will remain in place in accordance with the Option Agreement. Should GGRB exercise the option defined under the Option Agreement, these new bank guarantees will be released to GGRB. Should GGRB however, fail to exercise the option by April 30, 2008 or by such other date agreed to by GGRB and GSPC then these new bank guarantees will be forfeited and amount thereof will be credited in favour of GSPC. Further, GGRB shall waive any and all rights whatsoever in respect of them.

(d)	GGRB shall have no obligation to GSPC concerning the GGRB Participating Interest for the period prior to Effective Date except for those set out in Clause 1(b) and (c).

(e)	GSPC confirms that as of the Effective Date it has not incurred any exploration expenses concerning the Exploration Blocks.

(f)
GSPC confirms that it has not and will not enter into any contractual or other obligations in reliance of the Powers of Attorney’s to be provided in accordance with Clause 2(a) save and except for signing the Concession Agreements for the Exploration Blocks for which GSPC is providing indemnification in accordance with Clause 1(j) and for recording the assignment of the GGRB Participating Interest in favour of GSPC.

(g)
Subject to the provisions of Clause 1(i), GSPC agrees that it shall be liable for all of the obligations arising out of and / or in connection with the GGRB Participating Interest with effect from and after the Effective Date.

(h)
Further, the Parties agree that GSPC shall be entitled to all the benefits and shall be entitled to exercise all the rights arising out of and in relation to the GGRB Participating Interest from the Effective Date.

(i)
GSPC shall be responsible for the payment of all of GGRB Participating Interest share of all costs and all liabilities with respect to the applicable Concession Agreements, executed or to be executed, with respect to the Exploration Blocks, provided in the event GGRB exercises its option to participate up to a 30% (thirty percent) participating interest ("Elected Participating Interest) in both the Exploration Blocks, and a corresponding participating interest in the Concession Agreements to the Exploration Blocks by paying their pro rata share (equal to their Elected Participating Interest) of all costs and expenses incurred from and after the "Effective Date" of the Option Agreement dated 8th January, 2008 ("Option Agreement") with respect to the Exploration Blocks.  For avoidance of doubt, it is clarified that in the event GGRB exercises the option to participate in the Exploration Blocks in the manner provided in this Clause 1(i) and in accordance with the terms of the Option Agreement, GSPC shall have no further obligation under this Assignment Agreement and under the Option Agreement for the payment for any costs and expenses with respect to the Elected Participating Interest from and after the Effective Date of the Option Agreement.

(j)
Parties acknowledge that GSPC will be required to execute the Concession Agreement on behalf of GGRB despite this Assignment Agreement. Subject to the provisions of Clause 1(i), GSPC shall indemnify and hold harmless GGRB against all suits, proceedings, liabilities, obligations, expenses, responsibilities, losses, damages, claims, demands, actions, costs and expenses that GGRB may be subjected to, arising out of or in connection with GGRB Participating Interest with respect to the Concession Agreement up to the date of exercise of option or the end of the last date for the exercise of the option (as the case may be), by GGRB, under the Option Agreement. In the event, GGRB fails to exercise the option, this indemnity will continue up to the date on which assignment by GGRB in favour of GSPC (or any other person designated by GSPC) is approved by the Egyptian Government.

Further Assurance:

(a)
GGRB hereby agrees to provide GSPC the necessary documentary support such as a Power of Attorney (“POA”), authorization, affidavit, undertaking and such other document(s) and full co-operation, as may be required, to execute and/or amend the Concession Agreement and any other documentation as may be required to reflect that GSPC (or any other person designated by GSPC) has been transferred, and is entitled to, the GGRB Participating Interest in the Exploration Blocks.

(b) GGRB and GSPC shall co-operate and undertake all necessary action (including liasioning with the Government of the Arab Republic of Egypt, GANOPE, E-GAS, contractors, etc) as may be required to give effect to the assignment of GGRB Participating Interest, in favour of GSPC (or any other person designated by GSPC).

(c) GGRB and GSPC agree to act in good faith and not to undertake any action which is prejudicial to interest of GGRB, GSPC or Alkor under the Concession Agreement, the JSBA, or any related agreements.

(d) GGRB agrees to undertake all such actions as may be required to ensure that POA or the equivalent authorisation is duly notarised and legalised by the competent authorities including Egyptian Consulate in the country where GGRB is located. GGRB covenants and agrees to submit in trust such documentation to facilitate the signing of the Concession Agreement.

(e)
Upon execution of the Concession Agreement, the Parties hereby agree that GGRB or GSPC (acting as its valid Power of Attorney holder in terms of Clause 2(a) above) shall take all further steps to record the assignment of the GGRB Participating Interest in favour of GSPC. Nothing herein shall preclude the Parties from any actions required to assign GGRB Participating Interest in favour of GSPC.

(f)	Each of the Parties represent that they have the necessary powers and authority to enter into this Assignment Agreement and perform the obligations envisaged herein.

3.        Amendment:

No amendment to this Assignment Agreement shall be valid and binding unless set forth in writing and duly executed by the Parties.

4.        Governing Law and Arbitration:

(a)	This Assignment Agreement shall be governed by laws of India.

(b)
Any dispute arising in connection with or with respect to validity of this Assignment Agreement shall be finally resolved through arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996. Proceedings of arbitration shall be held in Ahmedabad and shall be conducted in English. Each Party shall appoint one arbitrator and the two arbitrators so appointed shall appoint the third arbitrator.

5.	Counterpart Execution:

This Assignment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same understanding, and any Party may enter into this Assignment Agreement by executing a counterpart.

EXECUTED in Gandhinagar, Gujarat

by: /s/ M.Y. Farooqui
GM (P&D)
Signed for and on behalf of
GUJARAT STATE PETROLEUM CORPORATION LIMITED

by: /s/ Allan J. Kent,
Executive Vice President and Chief Financial Officer
Signed for and on behalf of
GEOGLOBAL RESOURCES (BARBADOS) INC.